Exhibit 5.1

Morgan, Lewis and Bockius LLP

101 Park Avenue

New York, NY 10178

February 27, 2015

Sprouts Farmers Market, Inc.

11811 N. Tatum Boulevard

Suite 2400

Phoenix, Arizona 85028

Re:	Sprouts Farmers Market, Inc. – Post-Effective Amendment No. 1 to

Registration Statement on Form S-3 ASR on Form S-1 (Reg. No. 333-198039)

Ladies and Gentlemen:

We have acted as counsel for Sprouts Farmers Market, Inc., a Delaware corporation (the “Company”), in connection with the above-referenced Registration Statement (the “Registration Statement”) which has been filed by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). Pursuant to the Registration Statement, certain stockholders of the Company (the “Selling Stockholders”) are offering 15,847,800 shares (the “Shares”) of common stock, $0.01 par value per share (“Common Stock”).

In connection with this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation of the Company, (ii) the by-laws of the Company, (iii) the Certificate of Conversion of Sprouts Farmers Markets, LLC, a Delaware limited liability company, into the Company filed with the Secretary of the State of Delaware on July 29, 2013, (iv) the Underwriting Agreement, (v) the Registration Statement, and (vi) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

As to any facts that are material to the opinions hereinafter expressed, we have relied without investigation upon certificates of officers of the Company.

Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the following limitations, exceptions, qualifications and assumptions.

The opinions expressed herein are limited to the Delaware General Corporation Law and reported judicial decisions applicable thereto and we express no opinion as to laws of any other jurisdiction.

This letter is effective only as of the date hereof. We do not assume responsibility for updating this letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP